EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings for the First Half of 2024

LAREDO, Texas—(BUSINESS WIRE)— August 1, 2024—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the six months ended June 30, 2024 of $194.3 million or $3.12 diluted earnings per common share ($3.13 per share basic) compared to $202.1 million or $3.25 diluted earnings per common share ($3.25 per share basic), which represents a decrease of 3.9% in net income and 4.0% in diluted earnings per share over the corresponding period of 2023.  Net income for the three months ended June 30, 2024 was $97.0 million or $1.56 diluted earnings per common share ($1.56 per share basic) compared to $100.5 million or $1.62 diluted earnings per common share ($1.62 per share basic), which represents a decrease of 3.7% in diluted earnings per share and a 3.5% decrease in net income over the corresponding period in 2023.

Net income for the first six months of 2024 continues to be positively supported by an increase in interest income earned on our investment and loan portfolios driven primarily by both an increase in the size of our investment and loan portfolios, and the Federal Reserve Board actions to raise interest rates in 2022 and 2023 and to maintain those elevated rates so far in 2024. Net interest income has been negatively impacted by an increase in interest expense, primarily driven by increases in rates paid on deposits. We continue to closely monitor and adjust rates paid on deposits to remain competitive to grow and retain deposits. Net income for the six months ended June 30, 2024 was negatively impacted by an increase in our provision for credit losses, which was primarily driven by a charge-down of an impaired credit after the results of a bankruptcy related foreclosure.

“With the first six months of 2024 over, we continue to be pleased with our industry-leading financial results, which we feel will continue to keep us at the top of the rankings against other publicly held banks in America. As we move into the last six months of 2024, our team remains focused on superior customer service, continued execution of our long-standing practices of balance sheet, asset liability and liquidity management, strong cost controls and continued identification of opportunities for efficiencies across our system. We believe that with continued focus on these long-standing practices supported by new initiatives, IBC will continue to deliver industry-leading financial results,” said Dennis E. Nixon, president and CEO.

Total assets at June 30, 2024 were $15.5 billion compared to $15.1 billion at December 31, 2023. Total net loans were $8.1 billion at June 30, 2024 compared to $7.9 billion at December 31, 2023. Deposits were $12.0 billion at June 30, 2024 compared to $11.8 billion at December 31, 2023.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 166 facilities and 256 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.